Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE July 20, 2016	OLD LINE BANCSHARES, INC. CONTACT: ELISE HUBBARD CHIEF FINANCIAL OFFICER (301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS STRONG ORGANIC LOAN GROWTH OF 5.63% AND $3.1 MILLION IN NET INCOME AVAILABLE TO COMMON STOCKHOLDERS FOR THE QUARTER ENDED JUNE 30, 2016

BOWIE, MD – Old Line Bancshares, Inc. (“Company”) (NASDAQ: OLBK), the parent company of Old Line Bank, reports net loans held-for-investment increased $66.2 million, or 5.63%, and deposits grew $29.3 million, or 2.38%, compared to March 31, 2016.   Net income available to common stockholders increased $530 thousand, or 20.38%, to $3.1 million for the three months ended June 30, 2016, compared to $2.6 million for the three months ended June 30, 2015.  Earnings were $0.29 per basic and $0.28 per diluted common share for the three months ended June 30, 2016 and $0.25 per basic and $0.24 per diluted common share for the same period in 2015.  The increase in net income is primarily the result of a $1.8 million increase in net interest income and a $1.1 million increase in non-interest income, offsetting a $1.8 million increase in non-interest expenses and a $214 thousand increase in the provision for loan losses.  Net income included $302 thousand in merger-related expenses and $393 thousand in severance expense.  The severance expense is the result of a strategic reduction of staff.  The merger-related expenses are in connection with the Company’s acquisition of Regal Bancorp, Inc. (“Regal”), the parent company of Regal Bank & Trust (“Regal Bank”), in December 2015.

Net income available to common stockholders was $5.3 million for the six months ended June 30, 2016, compared to $5.4 million for the same six month period last year, a decrease of $73 thousand, or 1.36%.  Earnings were $0.49 per basic and $0.48 per diluted common share for the six months ended June 30, 2016 compared to $0.50 per basic and $0.49 per diluted common share for the same period last year.  The decrease in net income is primarily the result of an increase of $3.7 million in non-interest expenses, offsetting increases of $3.0 million, or 13.06%, in net interest income and $1.2 million, or 37.89%, in non-interest income.  Net income included $393 thousand for severance payments and $661 thousand in merger-related expenses in connection with the Company’s acquisition of Regal.

Total assets at June 30, 2016 increased by $79.9 million compared to December 31, 2015.  Total net loans held-for-investment at June 30, 2016 increased $66.2 million, or 5.63%, compared to March 31, 2016 and $95.0 million, or 8.28%, compared to December 31, 2015.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. stated: “We are pleased to report strong earnings for the second quarter and six months ending June 30, 2016.  Our loan growth was robust at 5.63% for the quarter.  The significant organic loan growth should allow us to continue to build our franchise and enhance our profitability.    We also grew our deposits by $29.3 million for the three month period ending June 30, 2016.  We are pleased that we have expanded our presence in the Montgomery County, Maryland market with the opening of a second branch located in the Rockville Town Center during the second quarter of 2016.  We will continue to build on our solid foundation to better serve our customers, while steadily investing in new growth opportunities to enhance our profitability.”

HIGHLIGHTS:

•

Net loans held-for-investment increased $66.2 million, or 5.63%, and $95.0 million, or 8.28%, respectively, during the three and six months ended June 30, 2016, to $1.2 billion at June 30, 2016, compared to $1.1 billion at December 31, 2015, as a result of organic growth within our market area.  Average gross loans increased $211.3 million, or 21.07%, to $1.2 billion for the three month period ending June 30, 2016 compared to $1.0 billion during the three months ended June 30, 2015.  Average gross loans for the six month period increased $214.5 million, or 21.91%, to $1.2 billion compared to $979 million for the six month period ended June 30, 2015.  The growth for the three and six month periods this year as compared to the same periods last year includes approximately $91.0 million in loans acquired in the Regal merger.

•	Total assets increased $79.9 million, or 5.29%, since December 31, 2015.
•

Net income available to common stockholders increased 20.38% to $3.1 million, or $0.29 per basic and $0.28 per diluted share, for the three month period ending June 30, 2016, from $2.6 million, or $0.25 per basic and $0.24 per diluted share, for the second quarter of 2015.  Net income available to common stockholders decreased $73 thousand or 1.36% to $5.3 million, or $0.49 per basic and $0.48 per diluted share, for the six month period ending June 30, 2016, from $5.4 million, or $0.50 per basic and $0.49 per diluted share, for the six months ending June 30, 2015.

•

The net interest margin during the three months ended June 30, 2016 was 3.85% compared to 4.01% for the same period in 2015.  Total yield on interest earning assets decreased to 4.32% for the three months ending June 30, 2016, compared to 4.42% for the same three month period last year.  Interest expense as a percentage of total interest-bearing liabilities was 0.61% for the three months ended June 30, 2016 compared to 0.54% for the same three month period of 2015.

•

The net interest margin during the six months ended June 30, 2016 was 3.87% compared to 4.16% for the same period in 2015.  Total yield on interest earning assets decreased to 4.31% for the six months ending June 30, 2016, compared to 4.55% for the same six month period last year.  Interest expense as a percentage of total interest-bearing liabilities was 0.57% for the six months ended June 30, 2016 compared to 0.52% for the same six month period of 2015.

•

The second quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.81% and 8.63%, respectively, compared to ROAA and ROAE of 0.80% and 7.58%, respectively, for the second quarter of 2015.

•	The ROAA and ROAE were 0.69% and 7.41%, respectively, for the six months ended June 30, 2016 compared to ROAA and ROAE of 0.85% and 7.82%, respectively, for the six months ending June 30, 2015.
•

In June 2016, management conducted an organizational review that identified areas of job overlap as well as areas requiring improved staffing efficiencies.   As a part of this process several departments were identified for small strategic reductions in force in order to maintain competitive efficiency levels. The analysis resulted in the elimination of a limited number of positions with an aggregate quarterly savings in salaries, benefits and taxes of approximately $285 thousand based on the quarter ended June 30, 2015.  Approximately $393 thousand of severance was accrued in the second quarter in conjunction with these actions.

•

In addition, on July 5, 2016, we announced plans of the Bank to realign branch offices within our footprint, which included the closing and consolidation of three branches, which will further reduce salaries and benefits, taxes and operational expenses.  The planned closings and consolidations are a result of an evaluation that measured near-term growth potential in the current locations as well as the Bank's ability to continue to service clients' needs at nearby locations.  The branches are scheduled to be closed on approximately September 30, 2016.

•	Total deposits grew by $27.0 million, or 2.19%, since December 31, 2015.
•

The Company ended the second quarter of 2016 with a book value of $13.77 per common share and a tangible book value of $12.50 per common share compared to $13.31 and $12.02, respectively, at December 31 2015.

•	We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

Total assets at June 30, 2016 increased $79.9 million from December 31, 2015 primarily due to an increase of $95.0 million in loans held-for-investment, offsetting decreases of $10.1 million in cash and cash equivalents, $4.4 million in our investment portfolio and $2.0 million in our loans held for sale.

Deposits increased $27.0 million for the six months ended June 30, 2016 compared to December 31, 2015.  Our interest bearing deposits increased $42.1 million, offsetting the decrease of $15.1 million in our non-interest bearing deposits during the six month period ending June 30, 2016.

Average interest earning assets for the three month period ending June 30, 2016 increased $241.8 million compared to the same period of 2015.  Average interest earning assets for the six month period ending June 30, 2016 increased $245.4 million compared to the same period of 2015.  The average yield on such assets was 4.31% for the six months ending June 30, 2016 compared to 4.55% for the comparable 2015 period.  The decrease in yield on interest earning assets is the result of re-pricing in the loan portfolio and lower yields on new loans causing the average loan yield to decline.  Average interest bearing liabilities for the three month period ending June 30, 2016 increased $200.0 million compared to the same three month period of 2015.  The average rate paid on such liabilities increased to 0.61% for the three months ending June 30, 2016 compared to 0.54% for the comparable three month periods in 2015, primarily due to higher rates paid on our borrowings, which includes the interest paid on our trust preferred securities and, to a lesser extent, higher rates on the deposits acquired in the Regal merger.

Average interest bearing liabilities for the six month period ending June 30, 2016 increased $196.1 million compared to the same six month period of 2015.  The average rate paid on such liabilities increased to 0.57% for the six months ending June 30, 2016 compared to 0.52% for the comparable six month periods in 2015, primarily due to higher rates paid on our borrowings, which includes the interest paid on our trust preferred securities and, to a lesser extent, higher rates on the deposits acquired in the Regal merger.

The net interest margin for the three months ended June 30, 2016 decreased to 3.85% from 4.01% for the three months ending June 30, 2015.  The net interest margin for the six months ended June 30, 2016 decreased to 3.87% from 4.16% for the six months ending June 30, 2015.

Net interest income increased $1.8 million, or 16.15%, and $3.0 million, or 13.06%, for the three and six month periods ending June 30, 2016 compared to the same periods in 2015, primarily due to increases in the interest recognized on loans offsetting the increases in interest expense.  Loan interest income increased for the three and six month periods ending June 30, 2016 due to organic growth as well as the loans we acquired in the Regal acquisition.  Interest expense during these periods increased primarily due to increases in our deposits both from organic growth and the deposits we acquired in the Regal acquisition as well as an increase in borrowings.

The provision for loan losses increased $214 thousand and $431 thousand for the three and six month periods ending June 30, 2016 compared to the same periods last year due to the increase in our loans held-for-investment portfolio and an increase in our reserves on specific loans.  The reserves on specific loans increased primarily due to one large commercial borrower, consisting of two commercial real estate loans totaling $2.5 million and 21 commercial and industrial loans totaling $1.0 million.  These loans are classified as impaired and have been adequately reserved for at June 30, 2016.

Non-interest income increased $1.1 million, or 70.41%, for the three month period ending June 30, 2016 compared to the same period of 2015 primarily as a result of increases of $819 thousand in gains on sales of investment securities, $102 thousand in gain on sale of loans, $90 thousand in other fees and commissions and $33 thousand in earnings on bank owned life insurance, as compared to the same three month period last year.  The increase in gains on sales of investment is the result of re-positioning our investment portfolio, pursuant to which we sold approximately $74 million of our lowest yielding, longer duration investments resulting in a gain on investments.  We used the proceeds to repurchase investment securities with a slightly higher book yield.  The increase in the gain on the sale of loans is a result of an increase in the number of loans sold in the secondary market compared to the same period last year. The increase in other fees and commissions is primarily related to an increase other loan fees, primarily commission fees to renew lines of credit.  The increase in earnings on bank owned life insurance is due to the bank owned life insurance we acquired in the Regal acquisition.

Non-interest income increased $1.2 million, or 37.89%, for the six month period ending June 30, 2016 compared to the same six month period last year.  The increase is primarily the result of increases of $836 thousand in gains on sales of investment securities, $440 thousand in other fees and commissions and $67 thousand in earnings on bank owned life insurance, offsetting a decrease of $84 thousand in gain on sale of loans.  The increase in gain on sales of investment securities is the result of re-positioning our investment portfolio, pursuant to which we sold approximately $87 million of our lowest our lowest yielding, longer duration investments resulting in a gain on investments.  The increase in other fees and commissions is primarily related to a one-time incentive fee received for our debit card program.  The increase in earnings on bank owned life insurance is due to the bank owned life insurance we acquired in the Regal acquisition.  The decrease in gains on sale of loans is the result of a decrease in the number of loans sold in the secondary market.  The residential mortgage division sold $39.0 million of loans in the secondary market for the six months ended June 30, 2016 compared to $54.6 million for the same six month period last year.

Non-interest expense increased $1.8 million, or 20.01%, for the three month period ending June 30, 2016 compared to the same period of 2015, primarily as a result of increases in salaries and benefits, severance expense, occupancy and equipment, and merger and integration expenses, partially offset by a decrease in the loss on other real estate owned properties.  Salaries and benefits increased $748 thousand primarily as a result of additional staff due to our acquisition of Regal Bank and the additional staff for our two new Rockville locations that opened in November 2015 and June 2016.  Severance expense of $393 thousand included accruals associated with reduction in our operating staff.  Occupancy and equipment increased $309 thousand as a result of the addition of the former Regal Bank branches and the addition of our new Rockville branches.  Gain on the sale of other real estate owned was $48 thousand for one property that sold compared to a net loss of $9 thousand on the sale of one other real estate property sold during the three months ended June 30, 2015.  Merger and integration expenses include approximately $272 thousand in an employment contract payout associated with the acquisition of Regal.

Non-interest expenses increased $3.7 million, or 21.39%, for the six month period ending June 30, 2016 compared to the same period of 2015 primarily as a result of increases in salaries and benefits, severance payments, occupancy and equipment, and merger and integration expenses, partially offset by a gain on other real estate owned properties.  Salaries and benefits increased $1.9 million primarily as a result of additional staff due to or acquisition of Regal Bank and the additional staff for our two new Rockville locations.  Severance payments of $393 thousand are associated with the strategic reduction in our operating staff discussed above.  Occupancy and equipment increased $634 thousand as a result of the additional branches acquired in the Regal Bank acquisition and the additional opening of our two new Rockville locations.  Gain on the sale of other real estate properties increased $196 thousand as a result of recording a gain of $52 thousand for one property that sold during the six months ending June 30, 2016 compared to a net loss of $144 thousand on sale of four other real estate properties sold during the same six month period last year.  Merger and integration expenses include approximately $412 thousand in severance payments associated with merger-related staff reductions.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 24 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses non-GAAP financial measures, including: (i) net operating income; (ii) net operating income available to common stockholders; (iii) earnings per basic share; (iv) earnings per diluted share; (v) operating non-interest expense; (vi) operating efficiency ratio; (vii) operating non-interest expense as a percentage of average assets; (viii) return on average assets; (ix) return on average common equity.  Net income excludes merger-related expenses, net of tax.  Operating non-interest expense excludes merger related expense, net of tax.  The operating efficiency ratio excludes merger related expenses.  Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Balance Sheets

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015 (1)	2015	2015
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$32,123,006	$34,108,645	$40,239,384	$29,107,355	$40,494,305
Interest bearing accounts	1,167,418	1,150,474	1,135,263	1,147,181	1,034,085
Federal funds sold	352,572	325,606	2,326,045	362,726	331,178
Total cash and cash equivalents	33,642,996	35,584,725	43,700,692	30,617,262	41,859,568
Investment securities available for sale	190,297,596	190,749,087	194,705,675	151,522,391	151,179,573
Loans held for sale	6,111,808	4,148,506	8,112,488	5,264,444	6,361,652
Loans held for investment, less allowance for loan losses of $6,018,913 and $4,909,818 for June 30, 2016 and December 31, 2015	1,242,017,598	1,175,828,165	1,147,034,715	1,040,227,945	1,008,618,046
Equity securities at cost	7,304,646	5,710,845	4,942,346	3,671,895	3,565,596
Premises and equipment	36,567,012	35,995,176	36,174,978	33,948,846	33,786,623
Accrued interest receivable	3,704,287	3,655,444	3,814,546	3,223,748	3,341,570
Deferred income taxes	12,666,462	12,828,069	13,820,679	12,734,261	13,108,799
Current income taxes receivable	—	—	—	—	1,198,299
Bank owned life insurance	37,081,638	36,843,873	36,606,105	32,071,875	31,856,947
Other real estate owned	2,443,543	2,698,344	2,472,044	1,948,625	1,215,690
Goodwill	9,786,357	9,786,357	9,786,357	7,793,665	7,793,665
Core deposit intangible	3,923,987	4,124,985	4,351,226	3,822,953	4,016,913
Other assets	4,482,981	5,062,691	4,567,038	4,530,443	4,127,881
Total assets	$1,590,030,911	$1,523,016,267	$1,510,088,889	$1,331,378,353	$1,312,030,822
Deposits
Non-interest bearing	$313,439,435	$328,797,753	$328,549,405	$279,339,255	$275,953,182
Interest bearing	949,451,184	904,751,898	907,330,561	811,186,492	808,460,674
Total deposits	1,262,890,619	1,233,549,651	1,235,879,966	1,090,525,747	1,084,413,856
Short term borrowings	153,751,725	118,571,030	107,557,246	85,695,507	76,722,442
Long term borrowings	9,559,018	9,561,842	9,593,318	5,903,665	5,931,298
Accrued interest payable	448,406	448,677	416,686	357,691	322,926
Supplemental executive retirement plan	5,479,842	5,405,763	5,336,509	5,276,167	5,222,669
Income taxes payable	5,418,623	4,721,336	3,615,677	379,247	—
Other liabilities	3,275,804	4,473,968	3,700,598	4,967,326	3,457,441
Total liabilities	1,440,824,037	1,376,732,267	1,366,100,000	1,193,105,350	1,176,070,632

Stockholders' equity
Common stock	108,164	108,026	108,026	105,131	105,745
Additional paid-in capital	105,555,548	105,408,038	105,293,606	100,614,804	101,500,434
Retained earnings	42,275,517	39,793,541	38,290,876	36,935,945	34,353,501
Accumulated other comprehensive income (loss)	1,009,402	717,881	38,200	359,840	(253,879)
Total Old Line Bancshares, Inc. stockholders' equity	148,948,631	146,027,486	143,730,708	138,015,720	135,705,801
Non-controlling interest	258,243	256,514	258,181	257,283	254,389
Total stockholders' equity	149,206,874	146,284,000	143,988,889	138,273,003	135,960,190
Total liabilities and stockholders' equity	$1,590,030,911	$1,523,016,267	$1,510,088,889	$1,331,378,353	$1,312,030,822
Shares of basic common stock outstanding	10,816,429	10,802,560	10,802,560	10,513,025	10,574,439

(1)	Financial information at December 31, 2015 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Statements of Income

	Three Months	Three Months	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2016	2016	2015 (1)	2015	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$13,562,643	$13,057,180	$12,646,217	$12,202,174	$11,516,860	$26,619,823	$23,138,353
Investment securities and other	1,051,097	1,101,146	977,533	805,172	835,594	2,152,243	1,721,678
Total interest income	14,613,740	14,158,326	13,623,750	13,007,346	12,352,454	28,772,066	24,860,031
Interest expense
Deposits	1,309,379	1,270,432	1,196,381	1,118,092	1,021,560	2,579,811	1,932,517
Borrowed funds	328,613	275,659	181,876	141,009	159,707	604,272	294,423
Total interest expense	1,637,992	1,546,091	1,378,257	1,259,101	1,181,267	3,184,083	2,226,940
Net interest income	12,975,748	12,612,235	12,245,493	11,748,245	11,171,187	25,587,983	22,633,091
Provision for loan losses	300,000	778,611	400,000	263,595	85,658	1,078,611	647,389
Net interest income after provision for loan losses	12,675,748	11,833,624	11,845,493	11,484,650	11,085,529	24,509,372	21,985,702
Non-interest income
Service charges on deposit accounts	433,498	411,337	430,964	442,225	441,382	844,835	856,584
Gain on sales or calls of investment securities	823,214	76,998	—	604	3,924	900,212	64,618
Earnings on bank owned life insurance	282,358	282,186	260,898	250,950	249,421	564,544	497,805
Gains (losses) on disposal of assets	22,784	—	(5,847)	—	—	22,784	19,975
Earnings on marketable loans	587,030	377,138	474,941	457,613	484,635	964,168	1,048,516
Other fees and commissions	414,800	835,994	432,810	692,106	325,028	1,250,794	810,327
Total non-interest income	2,563,684	1,983,653	1,593,766	1,843,498	1,504,390	4,547,337	3,297,825
Non-interest expense
Salaries & employee benefits	5,079,143	5,376,552	4,319,029	4,407,726	4,331,572	10,455,695	8,510,468
Severance expense	393,495	—	—	—	—	393,495	—
Occupancy & Equipment	1,647,490	1,724,553	1,487,028	1,478,740	1,338,660	3,372,043	2,738,537
Data processing	383,689	397,792	361,991	350,941	367,190	781,481	719,250
Merger and integration	301,538	359,481	1,420,570	—	—	661,019	—
Core deposit amortization	200,998	226,241	194,507	193,960	193,766	427,239	403,883
(Gains)losses on sales of other real estate owned	(48,099)	(4,208)	20,502	(114,709)	9,169	(52,307)	143,923
OREO expense	63,192	154,966	75,824	158,983	75,552	218,158	195,753
Other operating	2,531,292	2,389,142	2,270,861	2,132,067	2,477,041	4,920,434	4,734,276
Total non-interest expense	10,552,738	10,624,519	10,150,312	8,607,708	8,792,950	21,177,257	17,446,090
Income before income taxes	4,686,694	3,192,758	3,288,947	4,720,440	3,796,969	7,879,452	7,837,437
Income tax expense	1,554,000	1,043,366	1,286,496	1,605,586	1,195,273	2,597,366	2,490,308
Net income	3,132,694	2,149,392	2,002,451	3,114,854	2,601,696	5,282,086	5,347,129
Less: Net income (loss) attributable to the noncontrolling interest	1,728	(1,667)	898	2,894	776	61	(7,944)
Net income available to common stockholders	$3,130,966	$2,151,059	$2,001,553	$3,111,960	$2,600,920	$5,282,025	$5,355,073
Earnings per basic share	$0.29	$0.20	$0.19	$0.30	$0.25	$0.49	$0.50
Earnings per diluted share	$0.28	$0.20	$0.19	$0.29	$0.24	$0.48	$0.49
Dividend per common share	$0.06	$0.06	$0.06	$0.05	$0.05	$0.12	$0.10
Average number of basic shares	10,816,429	10,802,560	10,604,667	10,544,357	10,617,225	10,812,314	10,711,771
Average number of dilutive shares	10,989,854	10,962,867	10,760,832	10,685,306	10,759,628	10,980,534	10,847,352

Old Line Bancshares, Inc. & Subsidiaries

Average Balances, Interest and Yields

	6/30/2016		3/31/2016		12/31/2015		9/30/2015			6/30/2015
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/		Average	Yield/
Three Month Averages:	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Yield	Balance	Rate
Assets:
Int. Bearing Deposits	$1,848,237	0.47%	$2,538,719	0.47%	$2,163,496	0.26%	$1,754,437		0.05%	$914,076	0.08%
Investment Securities(2)	192,652,161	2.67%	197,036,394	2.71%	182,660,126	2.65%	154,931,599		2.56%	161,858,721	2.56%
Loans	1,214,193,241	4.57%	1,172,758,851	4.56%	1,087,653,696	4.70%	1,036,066,492		4.76%	1,002,896,056	4.70%
Allowance for Loan Losses	(5,844,078)		(5,050,728)		(3,505,864)		(4,567,326)			(4,576,511)
Total Loans
Net of allowance	1,208,349,163	4.59%	1,167,708,123	4.58%	1,084,147,832	4.71%	1,031,499,166		4.78%	998,319,545	4.72%
Total interest-earning assets	1,402,849,561	4.32%	1,367,283,236	4.30%	1,268,971,454	4.41%	1,188,185,202		4.49%	1,161,092,342	4.42%
Noninterest bearing cash	43,063,212		43,812,578		42,032,492		39,141,171			37,463,216
Other Assets	109,972,442		110,530,441		103,829,394		99,737,905			99,548,767
Total Assets	$1,555,885,215		$1,521,626,255		$1,414,833,340		$1,327,064,278			$1,298,104,325
Liabilities and Stockholders' Equity
Interest-bearing Deposits	$916,951,641	0.57%	$908,510,119	0.56%	$841,394,142	0.56%	$813,731,631		0.55%	$765,327,795	0.54%
Borrowed Funds	165,943,308	0.80%	129,440,961	0.86%	128,656,699	0.56%	87,448,890		0.64%	117,595,112	0.54%
Total interest-bearing liabilities	1,082,894,949	0.61%	1,037,951,080	0.60%	970,050,841	0.56%	901,180,521		0.55%	882,922,907	0.54%
Noninterest bearing deposits	313,709,097		326,249,639		293,242,708		278,650,167			269,427,296
	1,396,604,046		1,364,200,719		1,263,293,549		1,179,830,688			1,152,350,203
Other Liabilities	13,171,739		13,130,368		9,526,486		8,422,924			7,866,395
Noncontrolling Interest	257,582		256,330		256,218		256,636			252,293
Stockholder's Equity	145,851,848		144,038,838		141,757,087		138,554,030			137,635,434
Total Liabilities and
Stockholder's Equity	$1,555,885,215		$1,521,626,255		$1,414,833,340		$1,327,064,278			$1,298,104,325
Net interest spread		3.71%		3.70%		3.85%			3.93%		3.88%
Net interest income and
Net interest margin(1)	$13,424,559	3.85%	$13,077,828	3.85%	$12,731,170	3.98%	$12,184,338		4.07%	$11,602,656	4.01%

(1)

Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.

(2)	Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending June 30, 2016 and 2015.    Fair value accretion for the current quarter and prior four quarter are as follows:

	6/30/2016		3/31/2016		12/31/2015		9/30/2015		6/30/2015
	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on
	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Commercial loans (1)	$(479)	—%	$27,404	0.01%	$(2,772)	—%	$18,940	0.01%	$(3,114)	—%
Mortgage loans (1)	127,100	0.04	179,550	0.05	399,729	0.13	514,073	0.17	35,386	0.01
Consumer loans	10,963	—	11,553	—	3,486	—	3,771	—	4,298	—
Interest bearing deposits	68,569	0.02	92,833	0.03	38,091	0.01	38,091	0.01	37,677	0.01
Total Fair Value Accretion (Amortization)	$206,153	0.06%	$311,340	0.09%	$438,534	0.14%	$574,875	0.19%	$74,247	0.02%

(1)	Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	6/30/2016		3/31/2016		12/31/2015		9/30/2015		6/30/2015
	Net Interest		Net Interest		Net Interest		Net Interest		Net Interest
	Income	Yield	Income	Yield	Income	Yield	Income	Yield	Income	Yield
GAAP net interest income	$12,975,748	3.72%	$12,612,246	3.71%	$12,245,493	3.83%	$11,748,245	3.93%	$11,171,187	3.86%
Tax equivalent adjustment
Federal funds sold	3	—	5	—	—	—	—	—	1	—
Investment securities	228,532	0.07	226,861	0.07	243,378	0.08	193,491	0.06	195,785	0.07
Loans	220,276	0.06	238,716	0.07	242,299	0.07	242,602	0.08	235,683	0.08
Total tax equivalent adjustment	448,811	0.13	465,582	0.14	485,677	0.15	436,093	0.14	431,469	0.15
Tax equivalent interest yield	$13,424,559	3.85%	$13,077,828	3.85%	$12,731,170	3.98%	$12,184,338	4.07%	$11,602,656	4.01%

Old Line Bancshares, Inc. & Subsidiaries

Selected Loan Information

(Dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Legacy Loans(1)
Period End Loan Balance	$1,027,579	$946,803	$913,609	$891,407	$847,499
Deferred Costs	1,227	1,168	1,274	1,270	1,255
Accruing	1,021,867	951,197	907,915	889,364	845,391
Non-accrual	5,712	4,292	4,420	773	853
Accruing 30-89 days past due	2,479	4,529	994	2,630	1,199
Accruing 90 or more days past due	—	—	—	203	-
Other real estate owned	425	425	425	425	475
Net charge offs (recoveries)	(4)	15	(18)	20	(34)

Acquired Loans(2)
Period End Loan Balance	$219,231	$229,026	$237,061	$152,004	$164,300
Accruing	216,971	225,957	235,816	150,702	161,495
Non-accrual(3)	2,260	3,069	1,245	1,302	2,546
Accruing 30-89 days past due	2,203	2,127	6,132	603	2,102
Accruing 90 or more days past due	—	902	1	214	—
Other real estate owned	2,019	2,273	2,047	1,524	741
Net charge offs (recoveries)	(9)	2	(39)	225	320

Allowance for loan losses as % of held for investment loans	0.48%	0.48%	0.43%	0.43%	0.44%
Allowance for loan losses as % of legacy held for investment loans	0.50%	0.60%	0.54%	0.50%	0.52%
Allowance for loan losses as % of acquired held for investment loans	2.75%	2.49%	2.07%	2.93%	2.70%
Total non-performing loans as a % of held for investment loans	0.83%	0.85%	0.71%	0.46%	0.49%

(1)	Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013 and December 4, 2015
(2)	Acquired loans represent all loans acquired on April 1, 2011 from MB&T on May 10, 2013 from WSB and on December 4, 2015 for Regal. We originally recorded these loans at fair value upon acquisition.
(3)

These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.  At acquisition, we recorded these loans at fair value.  Until the December 31, 2013 quarter, we recognized interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.  In the fourth quarter of 2013, we are no longer recording interest on these loans that were not purchased as credit impaired.